                                                                     Exhibit 5.1








                                 August 16, 2002


Jabil Circuit, Inc.
10560 Ninth Street North
St. Petersburg, Florida 33716

      Re:   Registration Statement on Form S-8

Gentlemen:

      We refer to the Registration Statement (the "Registration Statement") on Form S-8 filed today by Jabil Circuit, Inc. (the "Company") with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 2,000,000 shares (the "Shares") of the authorized common stock, par value $.001 per share, of the Company being offered to certain employees of the Company pursuant to the Jabil Circuit, Inc. 2002 Employee Stock Purchase Plan (the "Plan").

      In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

      Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be, when and if issued in accordance with the exercise of options granted under the Plan, duly authorized, validly issued, and fully paid and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          /s/ Holland & Knight LLP

                                          HOLLAND & KNIGHT LLP